Exhibit 10.68

EXHIBIT A

U.S. AUTO PARTS NETWORK, INC.

DIRECTOR PAYMENT ELECTION PLAN

APPROVED BY THE BOARD OF DIRECTORS: JULY 26, 2011

ARTICLE I

DEFINITIONS

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Common Stock” shall mean the common stock of the Company.

1.3 “Company” shall mean U.S. Auto Parts Network, Inc., a Delaware corporation.

1.4 “Covered Period” shall mean the period beginning with the first day of the Window Period following the annual meeting of the Company’s stockholders for any given Year, through the day immediately preceding the first day of the Window Period following the annual meeting of the Company’s stockholders for the immediately following Year.

1.5 “Director” shall mean any member of the Board who is not also an employee of the Company or an affiliate within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

1.6 “Election Plan” shall mean this U.S. Auto Parts Network, Inc. Director Payment Election Plan.

1.7 “Equity Compensation” shall have the meaning set forth in Section 2.1.

1.8 “Fees” shall mean amounts earned for serving as a member of the Board, including any committees of the Board, that in the absence of the Election Plan are payable in cash.

1.9 “Market Value Per Share” shall mean, if the Common Stock is listed on any established stock exchange or traded on any established market, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Market Value Per Share shall be the closing sales price on the last preceding date for which such quotation exists. In the absence of such markets for the Common Stock, the Market Value Per Share shall be determined by the Board in good faith.

1.10 “Omnibus Plan” shall mean the U.S. Auto Parts Network, Inc. 2007 Omnibus Incentive Plan, as it may be amended from time to time.

1.11 “Payment Date” shall have the meaning set forth in Section 3.1.

1.12 “Trading Policies” shall mean, collectively, the Company’s Statement of Company Policy Regarding Insider Trading and any similar or successive policy or policies of the Company governing transactions in the Company’s securities by the Company’s employees, officers and directors.

1.13 “Window Period” shall mean any period during which trading in Company securities by the Company’s employees, officers and directors is generally permitted under the Trading Policies, as determined by the Company.

1.14 “Year” shall mean a calendar year.

ARTICLE II

PAYMENT ELECTION

2.1 A Director may elect, beginning on the first day of the Window Period following the annual meeting of the Company’s stockholders for each Year and ending on the last day of such Window Period, to receive, in lieu of cash, all or a specified percentage of all Fees to be earned during the Covered Period in which such election occurs in shares of Common Stock (such amount referred to herein as “Equity Compensation”).

2.2 The election to receive Equity Compensation shall be designated by submitting an election in the form attached hereto as Appendix A to the Secretary of the Company. In the event that a Director fails to submit a valid election form prior to 5:00 p.m. Pacific Standard Time on the last day of the Window Period following the annual meeting of the Company’s stockholders for any applicable Year, then such Director shall automatically be deemed to have elected to receive no Equity Compensation for the applicable Covered Period.

2.3 The election shall be irrevocable during each applicable Covered Period.

ARTICLE III

PAYMENT OF EQUITY COMPENSATION

3.1 The Company shall issue to each Director who has elected to receive Equity Compensation, on the date Fees become payable on a quarterly basis during the applicable Year in accordance with the Company’s normal payment practices (each such date, the “Payment Date”), a number of shares of Common Stock equal to (i) the cash value of any Equity Compensation payable to such Director on the applicable Payment Date, divided by (ii) the Market Value Per Share on the applicable Payment Date. If the aforementioned calculation would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Market Value Per Share on the applicable Payment Date.

3.2 The shares of Common Stock issued pursuant to Section 3.1 shall be issued pursuant to the Omnibus Plan and shall be subject to all of the terms and conditions set forth therein. The

Company shall make available under the Omnibus Plan, as and when required, a sufficient number of shares of Common Stock to meet the needs of the Election Plan; provided, however, that the Company shall not be required to register under the Securities Act of 1933, as amended, any Common Stock issued or issuable pursuant to the Election Plan.

3.3 The Company may require a Director, as a condition of having Common Stock issued pursuant to the Election Plan, (i) to give written assurances satisfactory to the Company as to the Director’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of participating in this Election Plan; and (ii) to give written assurances satisfactory to the Company stating that the Director is acquiring the Common Stock under the Election Plan for the Director’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the Common Stock under the Election Plan has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates representing Common Stock issued under the Election Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws.

ARTICLE IV

ADMINISTRATION

4.1 The Company shall administer the Election Plan at its expense. The Company shall have the exclusive discretion and authority to construe and interpret the Election Plan and to decide any and all issues arising in connection with the operation of the Election Plan. All decisions made by the Company with respect to any issues hereunder shall be final and binding on all parties.

4.2 The Election Plan may be amended, suspended or terminated in whole or in part from time to time by the Board. No Common Stock may be issued under the Election Plan while the Election Plan is suspended or after it is terminated.

4.3 Nothing in the Election Plan or any other instrument executed hereunder shall confer upon any Director any right to continue to serve the Company or shall affect the right of the Company to terminate the service of a Director pursuant to the Bylaws of the Company and any applicable provisions of the Delaware General Corporation Law.

4.4 The Election Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of law.

APPENDIX A

U.S. AUTO PARTS NETWORK, INC.

DIRECTOR PAYMENT ELECTION PLAN

ELECTION FORM

Pursuant to the U.S. Auto Parts Network, Inc. (the “Company”) Director Payment Election Plan (the “Election Plan”), I,                     , hereby elect, for the period beginning with the first day of the Window Period (as defined in the Election Plan) following the annual meeting of the Company’s stockholders held on June 2, 2011 (the “2011 Annual Meeting”), through the day immediately preceding the first day of the Window Period following the annual meeting of the Company’s stockholders in 2012 (the “Covered Period”), to receive amounts earned for serving as a member of the Company’s Board of Directors (the “Board”), including any committees of the Board (collectively, the “Covered Fees”) as follows:

☐	I elect to receive % (up to 100%) of my Covered Fees earned during the Covered Period in shares of the Company’s Common Stock; or

☐	I elect to continue to receive 100% of my Covered Fees earned during the Covered Period in cash.

This election is effective for the Covered Period if received by the last day of the Window Period following the 2011 Annual Meeting, on or before 5:00 p.m., Pacific Standard Time. After such date, I understand that this election is irrevocable and cannot be changed for the Covered Period.

I understand that this election applies to all amounts earned for serving as a member of the Board otherwise payable to me in cash during the Covered Period, including any fees for serving as a member of a Board committee.

By executing this election form, I hereby acknowledge that the issuance of the Company’s Common Stock pursuant to the Election Plan may have tax consequences pursuant to the Internal Revenue Code of 1986, as amended, and/or under local, state or international tax laws. I further acknowledge that with respect to this election, I am relying solely and exclusively on my own professional tax and investment advisors and I am not relying, in any manner, on the Company or any of its employees or representatives. I understand and agree that any and all tax consequences resulting from this election are solely and exclusively my responsibility and I have no expectation or understanding that the Company or any of its employees or representatives will pay or reimburse me for such taxes or other items.

By executing this election form, I hereby acknowledge that I have been provided with a copy of and have read and understood the Election Plan, and agree to all the terms and conditions of the Election Plan as described therein.

Signed:

Dated: